Exhibit 99(a)(1)(v)

OFFER TO PURCHASE FOR CASH

of

Up to 758,754 of the Issued and Outstanding Shares of Beneficial Interest of Bancroft Fund Ltd. at 95% of Net Asset Value Per Share by Bancroft Fund Ltd.

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 9:30 A.M. EASTERN STANDARD TIME ON FEBRUARY 29, 2008 UNLESS THE
OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS,
INCLUDING THE CONDITIONS OUTLINED IN THE OFFER TO PURCHASE
DATED JANUARY 31, 2008 AND IN THE LETTER OF TRANSMITTAL DATED
JANUARY 31, 2008.

January 31, 2008

To Our Clients:

          Enclosed for your consideration is the Offer to Purchase, dated January 31, 2008 (the “Offer to Purchase”), of Bancroft Fund Ltd., a Delaware statutory trust (the “Fund”), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), pursuant to which the Fund is offering to purchase up to 758,754 (approximately 12.5%) of its issued and outstanding shares of beneficial interest, par value $0.01 per share (the “Fund Shares”). Capitalized terms used but not defined in this letter shall have the respective meanings given to them in the Offer to Purchase.

          As of January 31, 2008, 6,070,029 Fund Shares were issued and outstanding. The purchase price for each Fund Share will be 95% of NAV as of 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer. If the number of Fund Shares validly tendered and not withdrawn in the Offer exceeds 758,754, then the Fund may, in its sole discretion, take up and pay for all or a portion of such excess Fund Shares, but if not all tendered Fund Shares are taken up and paid for, the Fund shall take up and pay for the tendered Fund Shares on a pro rata basis, or as close as possible thereto without the Fund’s being required to take up or pay for any fractional Fund Shares. The Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Offer will expire at 9:30 a.m., Eastern Standard Time, on February 29, 2008, unless extended.

          The Offer to Purchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Fund Shares held by us for your account. We are the holder of record of Fund Shares held for your account. A TENDER OF SUCH

FUND SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS.

          We call your attention to the following:

          (1) The purchase price to be paid for the Fund Shares is an amount per Fund Share equal to 95% of NAV determined as of 5:00 p.m., Eastern Standard Time, on the date of the Expiration of the Offer.

          (2) The Offer is not conditioned on any minimum number of Fund Shares being tendered.

          (3) If the number of Fund Shares validly tendered and not withdrawn in the Offer exceeds 758,754, then the Fund may, in its sole discretion, take up and pay for all or a portion of such excess Fund Shares, but if not all tendered Fund Shares are taken up and paid for, the Fund shall take up and pay for the tendered Fund Shares on a pro rata basis, or as close as possible thereto without the Fund’s being required to take up or pay for any fractional Fund Shares.

          (4) No fees or commission will be payable to the Fund in connection with the Offer. Except as mandated in Instruction 7, “U.S. Securities Transfer Taxes,” of the Letter of Transmittal, the Fund will pay any securities transfer taxes on the purchase of Fund Shares by the Fund pursuant to the Offer. However, a broker, dealer, bank, custodian, or other financial intermediary may charge a fee for processing the documentation required to participate in the Offer on behalf of shareholders.

          (5) Your instructions to us should be forwarded in ample time before the Expiration of the Offer to permit us to submit a tender on your behalf.

          An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IF YOU DESIRE TO TENDER FUND SHARES SO AS TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

          The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Fund Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

          NEITHER THE FUND NOR ITS BOARD OF TRUSTEES IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING FUND SHARES IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

INSTRUCTIONS

          The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated January 31, 2008, relating to Bancroft Fund Ltd. (the “Fund”), to purchase up to 758,754 of its issued and outstanding shares of beneficial interest, par value $0.01 per share (the “Fund Shares”).

          The undersigned hereby instructs you to tender to the Fund the number of Fund Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF FUND SHARES TO BE TENDERED:

__________ FUND SHARES

(ENTER NUMBER OF FUND SHARES TO BE TENDERED.)

SIGN HERE

Account Number:	Signature:

Dated:

Please print name(s) and address(es):

Daytime Area Code and Telephone Number:

Taxpayer Identification Number or Social Security Number:

3